Exhibit 16

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

December 30, 2004

Dear Sir or Madam:

We have read the five paragraphs of Item 4.01 included in the Form 8-K, dated December 30, 2004, of QuoteMedia, Inc. (Commission File Number: 0-28599) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

With kind regards,

By:	/s/ Allan G. Hutchison, CPA
Allan G. Hutchison, CPA.

Copy to: Mr. Keith Randall, Chief Financial Officer

      QuoteMedia, Inc.